Exhibit 99.1

ImmuCell

ImmuCell Announces Preliminary Financial Results for

Fourth Quarter and Full Year 2018

For Immediate Release

PORTLAND, Maine – February 13, 2019 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”) - a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle - today announced unaudited financial results for the quarter and full year ended December 31, 2018.

Management Discussion:

“Although dairy economics continue to be very challenging, we grew sales 5% for the year, and we look forward to improved operating and financial performance in 2019 and beyond,” commented Michael F. Brigham, President and CEO. “Adjusting for two non-core products, top-line sales of our core product line were up 8% in 2018 over 2017.”

“We are making measurable progress in our manufacturing processes to drive increased sales growth from our new product, Tri-Shield First Defense®, during the second half of 2019,” added Mr. Brigham. “We are working with dairy producers that are making the commitment to move Beyond Vaccination® and adopt Tri-Shield® in place of scour vaccine injections for their mother cows, allowing us to provide an effective calf management solution. At the same time, our Nisin-based mastitis product is continuing through the FDA approval process, and we expect to make our first submission of the manufacturing Technical Section with respect to that product in February.”

Mr. Brigham concluded, “Challenging dairy industry fundamentals are nothing new. We have seen them before, and we will continue to work through them. Since First Defense® is just as effective for beef calves, the relative strength of that market mitigates some of our exposure to the dairy economics, and we are excited about the opportunities ahead of us.”

Financial Results for the Fourth Quarter and Full Year 2018:

●	During the year ended December 31, 2018, total product sales increased by approximately $555,000 to $11 million compared to $10.4 million during 2017, an increase of 5%. Product sales during 2017 included $97,000 in sales of the topical wipes product line, which was discontinued during the first quarter of 2017. Sales of water test reagents (a technology that was sold to a distributor during the third quarter of 2018 for $700,000) were $169,000 lower in 2018 than 2017. Removing these two non-core products from the comparison, sales of core animal health products increased by 8% in 2018 over 2017.

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●	During the quarter ended December 31, 2018, total product sales decreased by approximately $196,000 to $2.9 million compared to $3.1 million during the same period in 2017, a decrease of 6%. The decrease in sales of products outside of the core First Defense® product line amounted to 59% of the decrease in total sales during the fourth quarter of 2018 compared to the same quarter in 2017, and an increase in sales of the gel formats of the First Defense® product line was offset by a decrease in sales of the other formats of this product line. Additionally, shipping at the end of December 2018 was negatively impacted by the holiday schedule and the restriction against shipping product that requires cold shipment over a weekend or holiday.

●	Sales of the First Defense® product line increased by 9% and decreased by 3% during the year and quarter ended December 31, 2018, respectively, in comparison to 2017.

●	Depreciation and amortization expenses were $1,538,000 during the year ended December 31, 2018 in comparison to $920,000 during the year ended December 31, 2017.

●	Net loss was $2,322,000, or $0.42 per share, during the year ended December 31, 2018 in comparison to net loss of $168,000, or $0.03 per share, during the year ended December 31, 2017. This 2018 loss includes a non-cash expense of $563,000 recorded during the second quarter of 2018 to record a reserve against deferred tax assets.

●	Net loss was $1,052,000, or $0.19 per share, for the fourth quarter of 2018 in comparison to net loss of $195,000, or $0.04 per share, during the fourth quarter of 2017.

●	Product development expenses were $3,517,000 during the year ended December 31, 2018 in comparison to $2,047,000 during the year ended December 31, 2017, an increase of approximately $1,470,000.

Balance Sheet Data as of December 31, 2018:

●	Cash and cash equivalents decreased to $2.5 million as of December 31, 2018 from $3.8 million as of December 31, 2017, and net working capital decreased to $3.9 million as of December 31, 2018 from $5.4 million as of December 31, 2017, as the Company completed the build-out of its new manufacturing facility.

●	Stockholders’ equity decreased to $21.7 million as of December 31, 2018 from $23.6 million as of December 31, 2017.

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Non-GAAP Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release, however, should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP net income before income taxes and before certain non-cash expenses assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported net loss before income taxes. We start with our reported net loss before income taxes because presently we are not paying cash for income taxes and do not anticipate paying cash for income taxes in the near-term future. We calculate non-GAAP net income before income taxes and before certain non-cash expenses as indicated in the table below:

	For the Years Ended December 31,
(In thousands)	2018	2017

Net loss before income taxes	$(1,860)	$(438)
Depreciation	1,502	885
Amortization	36	34
Stock-based compensation	344	200
Net income before income taxes and certain non-cash expenses	$22	$681

Conference Call:

Interested parties can access the conference call scheduled by the Company to review these results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET on Thursday, February 14, 2019. A teleconference replay of the call will be available for six days at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #10128521.

About ImmuCell:

ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell markets products that provide Immediate Immunity™ to newborn dairy and beef livestock and is in the late stages of developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO ImmuCell Corporation (207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame

Lytham Partners, LLC

(602) 889-9700

iccc@lythampartners.com

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Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended December 31,		During the Years Ended December 31,
(In thousands, except per share amounts)	2018	2017	2018	2017

Product sales	$2,937	$3,133	$10,986	$10,431
Costs of goods sold	1,541	1,921	5,792	5,210
Gross margin	1,396	1,212	5,194	5,221

Sales, marketing and administrative expenses	1,059	891	3,824	3,417
Product development expenses	1,263	734	3,517	2,047
Sale of technology	0	0	(700)	0
Operating expenses	2,322	1,625	6,641	5,464

NET OPERATING LOSS	(926)	(413)	(1,447)	(243)

Other expenses, net	112	80	413	195

LOSS BEFORE INCOME TAXES	(1,038)	(493)	(1,860)	(438)

Income tax expense (benefit)	14	(298)	462	(270)

NET LOSS	$(1,052)	($195)	$(2,322)	$(168)

Basic weighted average common shares outstanding	5,501	5,105	5,486	4,949
Basic net loss per share	$(0.19)	($0.04)	$(0.42)	$(0.03)

Diluted weighted average common shares outstanding	5,501	5,105	5,486	4,949
Diluted net loss per share	$(0.19)	($0.04)	$(0.42)	$(0.03)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of December 31, 2018	As of December 31, 2017

Cash, cash equivalents and short-term investments	$2,521	$3,799
Net working capital	3,856	5,443
Total assets	32,731	34,299
Stockholders’ equity	$21,744	$23,595

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial performance; the value of our deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the continuing availability to us on reasonable terms of third party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity; the future adequacy of our working capital and the availability and cost of third party financing; the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable interest rate exposure on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; implementation of international trade tariffs that could reduce the export of dairy products, which could in turn weaken the price received by our customers for their products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including Drug Substance and Drug Product manufacturing), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

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